                                                                    EXHIBIT 99.1

THURSDAY DECEMBER 21, 4:15 PM EASTERN TIME

PRESS RELEASE

SOURCE: M-WAVE INC.

M-WAVE EXPECTS REVENUE TO INCREASE IN THE FOURTH QUARTER

BENSENVILLE, Ill., Dec. 21 /PRNewswire/ -- M-Wave, Inc. (Nasdaq: MWAV - news), a manufacturer of high performance printed circuit boards used in wireless communications, announced today that it expects fourth quarter revenues to be approximately $20,000,000, up form $18,000,000 in the third quarter of 2000. Gross margins will be between 14 and 17 percent and net income will be between 5 and 8 percent.

"We are proud to announce a record setting year," said Joseph A. Turek, Chairman and Chief Executive Officer, "We also expect this trend continuing through the first quarter of 2001 with revenues ranging between $20,000,000 and $25,000,000."

The Company plans to release fourth quarter earnings on February 8, 2001 followed by its quarterly conference call on February 9, 2001, that can be heard on www.vcall.com.

Established in 1988 and headquartered in the Chicago suburb of Bensenville, Ill., M-Wave is a manufacturer of high performance printed circuits through its wholly owned subsidiary Poly Circuits. The Company's products are used in a variety of telecommunications applications for wireless and Internet communications. M-Wave services customers like Lucent Technologies and Motorola, Inc. with its patented bonding technology, Flexlink II(TM). The Company trades on the Nasdaq SmallCap market under the symbol "MWAV." Visit the Company on its web site at www.mwav.com.

This news release contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: dependence on suppliers and subcontractors for circuit board components; successful award of contracts under bid; a highly competitive environment; design and production delays; cancellation or reductions of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers; and other factors detailed in the Company's Securities and Exchange Commission filings.

For more information on M-Wave via fax, free of charge, Dial 1-800-PRO-INFO and enter the ticker "MWAV".

SOURCE: M-Wave Inc.

        Email this story - Most-emailed articles - Most-viewed articles